July 21, 2000

T. Rowe Price International Funds, Inc.
100 East Pratt Street
Baltimore, Maryland 21202

Ladies and Gentlemen:

I am the counsel to T. Rowe Price Associates, Inc.. As such, I am familiar with the proposed transaction between the T. Rowe Price Inernational Funds, Inc., a Maryland corporation, on behalf of its separate series T. Rowe Price International Bond Fund (the "Acquiring Fund"), and the T. Rowe Price Global Bond Fund, also a separate series of the T. Rowe Price International Funds, Inc. (the "Reorganization"). This opinion is furnished in connection with the Acquiring Fund's Registration Statement on Form N-14 under the Securities Act of 1933, as amended (File No. 002-65539) (the "Registration Statement"), relating to shares of Common Stock, par value $0.01 per share, of the Acquiring Fund (the "Corresponding Shares"), to be issued in connection with the Reorganization.

I have participated in various proceedings relating to the Acquiring Fund. I have examined copies, either certified or otherwise proved to my satisfaction to be genuine, of its Articles of Incorporation and By-Laws, each as amended to date and currently in effect, and other documents relating to its organization and operation.

Based upon the foregoing, I am of the opinion that, subsequent to the approval of the Reorganization in the manner set forth in the definitive proxy statement and prospectus constituting a part of the Registration Statement (the "Proxy Statement and Prospectus"), the Corresponding Shares, upon issuance in the manner referred to in the Registration Statement, for consideration not less than the par value thereof, will be legally issued, fully paid and non-assessable shares of the Acquiring Fund.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Proxy Statement and Prospectus constituting a part thereof.

Very truly yours,
/s/Henry H. Hopkins
Henry H. Hopkins